Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 33-97900, 333-20191, 333-51143, 333-46588 and 333-119329) on Form S-8 of Washington Federal, Inc. of our report dated June 27, 2022 appearing in the Annual Report included in Amendment No. 1 of Form 11-K of Washington Federal Bank 401(k) Plan as of and for the year ended December 31, 2021.

/s/ Plante & Moran, PLLC

Chicago, Illinois
July 27, 2022